Exhibit 99.1

URBAN OUTFITTERS, INC.

Third Quarter Results

Philadelphia, PA – November 18, 2013

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Q3 Sales

PHILADELPHIA, PA, November 18, 2013 - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands, today announced net income of $70 million for the three months ended October 31, 2013 and $194 million for the nine months ended October 31, 2013. Earnings per diluted share were $0.47 and $1.30 for the three and nine months ended October 31, 2013, respectively.

Total Company net sales for the third quarter of fiscal 2014 increased to a record $774 million or 12% over the same quarter last year. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, increased 7%. Comparable Retail segment net sales increased 30% at Free People and 13% at Anthropologie and decreased 1% at Urban Outfitters. Wholesale segment net sales rose 21%.

“Fueled by strong results at our Anthropologie and Free People brands, I am pleased to announce that URBN delivered record third quarter sales and operating profits,” said Richard A. Hayne, Chief Executive Officer. “Despite this solid performance we remain cautious about the fourth quarter given the likelihood of a highly promotional environment and this year’s challenging Holiday calendar,” finished Mr. Hayne.

Net sales by brand and segment for the three and nine month periods were as follows:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2013	2012	2013	2012
Net sales by brand
Urban Outfitters	$341,916	$331,845	$971,281	$908,898
Anthropologie	310,131	266,890	890,283	783,817
Free People	112,968	87,486	293,508	222,947
Other	9,034	6,673	25,678	22,431

Total Company	$774,049	$692,894	$2,180,750	$1,938,093

Net sales by segment
Retail Segment	$724,066	$651,408	$2,051,028	$1,828,185
Wholesale Segment	49,983	41,486	129,722	109,908

Total Company	$774,049	$692,894	$2,180,750	$1,938,093

For the three months ended October 31, 2013, the gross profit rate improved by 11 basis points versus the prior year’s comparable period. For the nine months ended October 31, 2013, the gross profit rate improved by 99 basis points versus the prior year’s comparable period. The improvement in gross profit rate in both periods was primarily due to a reduction in merchandise markdowns and improved initial merchandise margins at the Anthropologie and Free People brands. These improvements were partially offset by an increase in merchandise markdowns at the Urban Outfitters brand in North America. The increased penetration of our direct-to-consumer channel continued to drive store occupancy leverage and delivery expense deleverage in both periods.

As of October 31, 2013, total inventories increased by $11 million, or 3%, on a year-over-year basis. The growth in total inventories is primarily related to the acquisition of inventory to stock new and non-comparable stores. Comparable Retail segment inventories were flat.

For the three months ended October 31, 2013, selling, general and administrative expenses, expressed as a percentage of net sales, were flat compared to the prior year period. For the nine months ended October 31, 2013, selling, general and administrative expenses, expressed as a percentage of net sales, decreased by 15 basis points compared to the prior year period primarily due to the leverage of direct selling controllable expenses driven by the strong positive Retail segment sales. The leverage in direct selling controllable expenses was partially offset by increases in marketing expenses.

During the current quarter the Board of Directors authorized the repurchase of 10.0 million common shares under a share repurchase program. During the three months ended October 31, 2013, we repurchased and retired 0.3 million common shares for approximately $11 million, leaving 9.7 million shares available for repurchase under the current authorization.

During the nine months ended October 31, 2013, the Company opened a total of 26 new stores including: 11 Urban Outfitters stores, 9 Free People stores and 6 Anthropologie stores, and closed 1 Urban Outfitters store and 1 Anthropologie store.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 225 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 185 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores, 86 Free People stores in the United States and Canada, catalogs and websites; 2 BHLDN stores and a website and 2 Terrain garden centers and a website, as of October 31, 2013.

Management’s third quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss third quarter results and will be webcast at 5:00 pm. EST at: http://edge.media-server.com/m/p/apuhfihk/lan/en

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn and related debt crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2013	2012	2013	2012

Net sales	$774,049	$692,894	$2,180,750	$1,938,093
Cost of sales	481,764	432,043	1,351,413	1,220,258

Gross profit	292,285	260,851	829,337	717,835
Selling, general and administrative expenses	186,826	167,341	531,595	475,472

Income from operations	105,459	93,510	297,742	242,363
Other (expense) income, net	(186)	128	(108)	571

Income before income taxes	105,273	93,638	297,634	242,934
Income tax expense	35,016	34,120	103,956	88,168

Net income	$70,257	$59,518	$193,678	$154,766

Net income per common share:
Basic	$0.48	$0.41	$1.32	$1.07
Diluted	$0.47	$0.40	$1.30	$1.06

Weighted average common shares and common share equivalents outstanding:
Basic	147,405,769	145,539,816	146,918,029	145,024,545
Diluted	149,517,146	147,086,982	149,232,609	146,092,442

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	62.3%	62.4%	62.0%	63.0%

Gross profit	37.7%	37.6%	38.0%	37.0%
Selling, general and administrative expenses	24.1%	24.1%	24.3%	24.5%

Income from operations	13.6%	13.5%	13.7%	12.5%
Other (expense) income, net	0.0%	0.0%	0.0%	0.0%

Income before income taxes	13.6%	13.5%	13.7%	12.5%
Income tax expense	4.5%	4.9%	4.8%	4.5%

Net income	9.1%	8.6%	8.9%	8.0%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	October 31, 2013	January 31, 2013	October 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$194,929	$245,327	$216,648
Marketable securities	227,547	228,486	146,065
Accounts receivable, net of allowance for doubtful accounts of $1,371, $1,681 and $1,326, respectively	54,717	39,519	43,913
Inventories	406,712	282,411	395,406
Prepaid expenses, deferred taxes and other current assets	92,876	76,541	64,233

Total current assets	976,781	872,284	866,265

Property and equipment, net	783,662	733,416	734,793
Marketable securities	303,200	149,585	93,767
Deferred income taxes and other assets	54,669	41,926	60,770

Total Assets	$2,118,312	$1,797,211	$1,755,595

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$160,787	$99,059	$162,542
Accrued expenses, accrued compensation and other current liabilities	165,129	151,136	132,547

Total current liabilities	325,916	250,195	295,089

Deferred rent and other liabilities	196,114	192,428	190,648

Total Liabilities	522,030	442,623	485,737

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 147,277,047, 146,015,767 and 145,869,067 issued and outstanding, respectively	15	15	15
Additional paid-in-capital	93,245	48,276	44,168
Retained earnings	1,508,757	1,315,079	1,232,531
Accumulated other comprehensive loss	(5,735)	(8,782)	(6,856)

Total Shareholders’ Equity	1,596,282	1,354,588	1,269,858

Total Liabilities and Shareholders’ Equity	$2,118,312	$1,797,211	$1,755,595